Exhibit 99.1
Eton Pharmaceuticals Reports Third Quarter 2026 Financial Results
•Record Q3 2026 product sales of $57.9 million, 158% year-over-year growth; surpassed $200 million annualized revenue run rate goal five quarters ahead of schedule
•Q3 2026 fully diluted GAAP EPS of $1.06, non-GAAP fully diluted EPS of $0.50; EBITDA of $24.8 million, Adjusted EBITDA of $28.5 million or 49% of revenue
•Raised 2026 revenue guidance to more than $175 million, from prior guidance of more than $145 million; raised 2026 Adjusted EBITDA to more than 40%, from prior guidance of more than 35%
•Management to hold conference call today at 4:30pm ET

DEER PARK, Ill., November 5, 2026 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today reported financial results for the quarter ended September 30, 2026.
“Eton delivered another record quarter, with revenue of $57.9 million, up 158% year over year, and surpassed our $200 million annualized revenue run rate goal five quarters ahead of schedule. The team also demonstrated exceptional operational execution, significantly expanding margins, and delivering an adjusted EBITDA margin of 49%. We are raising both our revenue and adjusted EBITDA guidance for 2026, reflecting the strong momentum in our business,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“Growth remained strong across the portfolio, with record levels of active patients for all of our key products, including HEMANGEOL®, INCRELEX®, ALKINDI SPRINKLE®, KHINDIVI®, GALZIN® and DESMODATM. Our recent licensing agreement for LIBERVANT® adds another potential major 2027 launch and will expand us into neurology, giving us an additional therapeutic platform to build on with future transactions.”

“We have also made transformational improvements to our pipeline in recent months with ASN-001 for infantile hemangiomas, and ET-900, our new program evaluating mecasermin in infantile and epileptic spasms. Across our existing development programs, we achieved critical milestones in Q3: FDA acceptance of the KHINDIVI label expansion submission, completion of the Glyburide Oral Suspension bioavailability study, initiation of the INCRELEX label harmonization study, and completion of our ET-700 proof-of-concept study providing clear direction for final product formulation. We believe our pipeline has never been stronger and is positioned to drive continued near- and long-term growth for the Company,” concluded Brynjelsen.

Third Quarter and Recent Business Highlights
Record revenues with 158% growth year-over-year and significant margin expansion. Eton reported third quarter 2026 revenue of $57.9 million, compared to $22.5 million in the prior year period, driven by the addition of sales from HEMANGEOL and higher product sales for INCRELEX, ALKINDI SPRINKLE, KHINDIVI, GALZIN, DESMODA and Carglumic Acid. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) margin was 49% for the quarter, compared to 13% in the prior year quarter, and 43% in the second quarter of 2026.

Continued volume growth and record active patient counts across all key products. During the quarter, the Company recorded all-time high active patient counts for key promoted products INCRELEX, HEMANGEOL, ALKINDI SPRINKLE, KHINDIVI, DESMODA, and GALZIN. The Company expects continued organic growth from these products through the remainder of 2026 and beyond.

Initiated ET-900 program in infantile and epileptic spasms. Eton licensed patent rights from Baylor College of Medicine covering the use of insulin-like growth factor 1 (IGF-1) for infantile and epileptic spasms. A research Investigational New Drug (IND) application has been submitted to the FDA for a Phase 2 study evaluating INCRELEX in epileptic spasms. The trial is anticipated to begin enrolling and dosing patients in the first quarter of 2027.

Announced results from ET-700 pilot clinical study. In the proof-of-concept positron emission tomography (PET) study, ET-700 demonstrated an adverse event rate substantially lower than GALZIN. Treatment-related adverse events occurred in 1 of 12 ET-700 participants compared with 8 of 12 GALZIN participants. Hepatic copper uptake decreased 12% with ET-700, compared with a 46% decrease with GALZIN, and an 11% increase with placebo. The Company plans additional study arms in 2027 evaluating faster-release formulations to seek to improve copper absorption inhibition while preserving favorable safety profile.

KHINDIVI label expansion Prior Approval Supplement (PAS) accepted for review and assigned May 28, 2027 PDUFA date. The PAS submission seeks to expand the indicated age range to include children under five, which the Company believes represents a large unmet need and could accelerate product adoption. If approved, Eton anticipates commercial launch shortly after approval.

Licensed product candidate ASN-001 and initiated bioavailability study, with first participant expected to be dosed in January 2027. In August, Eton acquired the U.S. rights to ASN-001, complementing HEMANGEOL and expanding its infantile hemangioma franchise. The Company believes ASN-001 has the potential to become the Company’s largest revenue-generating product, if approved. With a bioavailability study underway, Eton anticipates submitting a New Drug Application (NDA) in 2027.

Entered into an exclusive license and supply agreement for LIBERVANT, expanding Eton’s reach into neurology. LIBERVANT’s buccal film technology, if approved by the FDA, would offer patients and caregivers an alternative to existing nasal and rectal seizure rescue treatments. The current market is estimated to be more than $450 million in annual sales in the United States. The product has received Orphan Drug Designation and tentative approval for patients ages 2 to 5 and ages 12 years and older. An NDA with a March 29, 2027, PDUFA date is currently under FDA review and if approved, would add ages 6 to 11 to the product’s label. Eton anticipates launching the product in April 2027.

Launched IMPAVIDO® in the United States in September with expanded patient and hospital access support. Eton is now the exclusive distributor in the United States and has made Eton Cares® patient support available to all patients. In October, the Company exhibited at IDWeek, the Infectious Disease Society’s annual meeting.

Initiated INCRELEX label expansion study to support the harmonization of the U.S. and E.U. definitions of severe primary IGF-1 deficiency (SPIGFD). If successful, this label expansion could increase the addressable U.S. population from an estimated 200 to 1,000 patients. The Company anticipates dosing the first patients in the coming months.

Completed bioavailability study for pediatric endocrinology development product candidate Glyburide Oral Suspension. The Company is on track to submit an NDA near the end of 2026 or early 2027, allowing for potential approval and launch in 2027. Glyburide Oral Suspension was granted Fast Track designation by the FDA.

Financial Guidance

The Company now expects 2026 revenue of more than $175 million, an increase from its previous guidance of more than $145 million. The Company also expects at least a 40% Adjusted EBITDA margin for 2026, up from its previous guidance of at least 35%.

Third Quarter Financial Results

Net Revenue: Total net revenue for the third quarter of 2026 was $57.9 million compared to $22.5 million in the prior year period, an increase of 158%, driven by the addition of revenue from HEMANGEOL, as well as year-over-year growth across the portfolio, in particular from INCRELEX, ALKINDI SPRINKLE, GALZIN, KHINDIVI, DESMODA, and Carglumic Acid. Third quarter 2026 revenue included $1.2 million of revenue from INCRELEX and GALZIN sales outside the United States.

Gross Profit: Gross profit for the third quarter of 2026 was $44.3 million compared with $7.9 million in the prior year period, an increase of 464%, primarily due to increased product sales and a favorable change in product mix.
Adjusted gross profit, which adjusts for the impact of acquired inventory step-up adjustments and intangible amortization, was $46.2 million in the third quarter of 2026, representing an adjusted gross margin of 80%, compared to adjusted gross profit of $10.2 million and adjusted gross margin of 45% in the prior year period. The Company expects full-year 2026 adjusted gross margin to exceed 70%.
Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2026 were $5.3 million compared to $1.1 million in the prior year period. The increase was primarily due to the $3 million payment for the rights to ASN-001 and higher R&D spending for the development of Glyburide Oral Suspension.

General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2026 were $16.0 million compared to $8.1 million in the prior year period, an increase of 98%, due primarily to higher stock-based compensation expense, increased compensation and benefits costs reflecting additional headcount and business performance, higher operating costs to support a larger business and an expanded portfolio of commercial products, and higher FDA fees following the loss of eligibility for the orphan drug fee exemption.
Adjusted G&A expense, which excludes stock-based compensation, depreciation, transaction-related costs, and other one-time expenses, was $12.8 million in the quarter, compared with $6.9 million in the prior year period.
Earnings Before Interest, Taxes, Depreciation and Amortization: EBITDA for the third quarter of 2026 was $24.8 million compared to $0.3 million in the prior year period.
Adjusted EBITDA for the third quarter of 2026 was $28.5 million or 49% of revenue, compared to $2.9 million or 13% of revenue in the prior year period.
Net Income/Loss: Net income for the third quarter of 2026 was $35.2 million or $1.06 per diluted share compared to a net loss of $1.9 million or $0.07 per diluted share in the prior year period. During the third quarter of 2026, the Company released the valuation allowance associated with its federal, and a portion of its state, deferred tax assets, resulting in the recognition of an income tax benefit for the period.
On a non-GAAP basis, the Company reported net income of $16.5 million or $0.50 per diluted share for the third quarter of 2026 compared to net income of $1.5 million, or $0.04 per diluted share in the prior year period. The one-time income tax benefit described above was removed for purposes of non-GAAP net income.
For a reconciliation of GAAP net income/(loss) to EBITDA, Adjusted EBITDA and adjusted Non-GAAP basic and fully diluted earnings per share to the most directly comparable GAAP financial measure, please see the tables below.
Cash Position: As of September 30, 2026, the Company had cash and cash equivalents of $55.6 million.
Conference Call and Webcast Information
As previously announced, Eton Pharmaceuticals will host its third quarter 2026 conference call as follows:

Date:	November 5, 2026

Time:	4:30 p.m. ET (3:30 p.m. CT)

Participant Call Link:	https://register-conf.media-server.com/register/BI0a4dfacced5d46daae8250e3bf2591b9

Webcast:	https://edge.media-server.com/mmc/p/cfkct8xq/
In addition to taking live questions from participants on the conference call, management will be answering emailed questions from investors. Investors can email questions to: investorrelations@etonpharma.com.
The live webcast can be accessed on the Investors section of Eton’s website at https://ir.etonpharma.com/. An archived webcast will be available on Eton’s website approximately two hours after the completion of the event and for 30 days thereafter.
*Conference call participants should register to obtain their dial-in and passcode details. Please be sure to register using a valid email address.
About Eton Pharmaceuticals
Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has twelve rare disease products: KHINDIVI ®, INCRELEX®, ALKINDI SPRINKLE®, DESMODA™, GALZIN®, HEMANGEOL®, PKU GOLIKE®, IMPAVIDO®, LIBERVANT®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has six additional product candidates in late-stage development:

ASN-001, ET-700, ET-800, ET-900, Glyburide Oral Suspension, and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “seek” or similar language, or the negative of these words and phrases, are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
Non-GAAP Financial Measures
In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, which are unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.
Adjusted EBITDA
The Company defines Adjusted EBITDA as net income/(loss), excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income/(loss). Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income/(loss) as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.
Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com

Eton Pharmaceuticals, Inc.
Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenues:
Product sales, net	$57,925	$22,459	$119,780	$55,383
Licensing revenue	—	—	—	3,286
Total net revenues	57,925	22,459	119,780	58,669
Cost of sales:
Product sales and royalties, net	13,624	14,604	35,331	28,204
Licensing revenue	—	—	—	825
Total cost of sales	13,624	14,604	35,331	29,029
Gross profit	44,301	7,855	84,449	29,640
Operating expenses:
Research and development	5,271	1,112	8,139	5,985
General and administrative	16,017	8,106	38,089	26,963
Total operating expenses	21,288	9,218	46,228	32,948
Income (loss) from operations	23,013	(1,363)	38,221	(3,308)
Other expense:
Interest and other expense, net	(656)	(592)	(2,572)	(2,664)
Income (loss) before income tax (benefit) expense	22,357	(1,955)	35,649	(5,972)
Income tax (benefit) expense	(12,892)	(28)	(12,732)	112
Net income (loss)	$35,249	$(1,927)	$48,381	$(6,084)

Net income (loss) per share, basic	$1.23	$(0.07)	$1.74	$(0.23)
Weighted average number of common shares outstanding, basic	28,661	26,893	27,855	26,891

Net income (loss) per share, diluted	$1.06	$(0.07)	$1.48	$(0.23)
Weighted average number of common shares outstanding, diluted	33,264	26,893	32,740	26,891

Eton Pharmaceuticals, Inc.
Condensed Balance Sheets
(In thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,628	$25,942
Accounts receivable, net	26,426	11,757
Inventories, net	11,082	15,419
Prepaid expenses and other current assets	3,646	7,463
Total current assets	96,782	60,581
Property and equipment, net	338	326
Intangible assets, net	44,280	30,878
Operating lease right-of-use assets, net	1,064	310
Deferred tax asset	14,745	—
Other long-term assets, net	64	19
Total assets	$157,273	$92,114

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,499	$10,976
Short-term debt, net of debt discount	11,842	8,789
Accrued Medicaid rebates	9,653	9,317
Accrued liabilities	16,101	9,408
Total current liabilities	54,095	38,490
Long-term debt, net of current portion, debt discount and accrued exit fees	11,227	21,769
Operating lease liabilities, net of current portion	1,017	460
Other long-term liabilities	4,011	5,241
Total liabilities	70,350	65,960
Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 28,827,905 and 27,047,061 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	29	27
Additional paid-in capital	151,007	138,621
Accumulated deficit	(64,113)	(112,494)
Total stockholders’ equity	86,923	26,154
Total liabilities and stockholders’ equity	$157,273	$92,114

Eton Pharmaceuticals, Inc.
Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	For the nine months ended
	September 30, 2026	September 30, 2025
Operating Activities
Net income (loss)	$48,381	$(6,084)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Stock-based compensation	6,295	4,388
Depreciation and amortization	3,961	3,027
Inventory step-up	1,470	3,673
Excess and obsolete inventory reserve	620	337
Debt discount amortization and non-cash interest expenses	488	521
Non-cash lease expense	96	35
Acquired in-process research and development	3,000	—
Reversal of deferred tax asset valuation allowance	(12,892)	—
Changes in operating assets and liabilities:
Accounts receivable	(14,734)	(7,721)
Inventories	3,377	(5,632)
Prepaid expenses and other assets	3,817	550
Accounts payable	5,523	10,092
Accrued Medicaid rebates	336	11,165
Accrued liabilities	5,460	585
Other non-current assets and liabilities	(5,297)	7,139
Net cash from operating activities	49,901	22,075

Investing Activities
Purchases of product license rights	(18,225)	—
Purchases of property and equipment	(83)	(284)
Net cash used in investing activities	(18,308)	(284)

Financing Activities
Proceeds from stock option exercises	5,823	394
Proceeds from ESPP shares issued	270	—
Repayment of long-term debt	(8,000)	—
Net cash (used in) from financing activities	(1,907)	394

Change in cash and cash equivalents	29,686	22,185
Cash and cash equivalents at beginning of period	25,942	14,936
Cash and cash equivalents at end of period	$55,628	$37,121

Supplemental disclosures of cash flow information
Cash paid for interest	$2,401	$2,395
Cash paid for income taxes, net	$106	$117

Eton Pharmaceuticals, Inc.
Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation
(in thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
GAAP Net income (loss)	$35,249	$(1,927)	$48,381	$(6,084)
Depreciation (1)	21	8	65	24
Intangible amortization expense (2)	1,423	1,001	3,896	3,003
Interest expense (including debt discount amortization and non-cash interest expenses)	959	1,212	3,107	3,573
Income tax (benefit) expense	(12,892)	(28)	(12,732)	112
EBITDA	$24,760	$266	$42,717	$628
Other non-GAAP adjustments:
Inventory step-up expense (3)	470	1,324	1,470	3,673
Stock-based compensation (4)	3,309	1,092	6,295	4,388
Severance expense (5)	—	—	—	335
Acquisition/divestiture-related costs (6)	—	190	—	574
Total of Other non-GAAP adjustments	3,779	2,606	7,765	8,970
Adjusted EBITDA	$28,539	$2,872	$50,482	$9,598

GAAP Net income (loss)	$35,249	$(1,927)	$48,381	$(6,084)
Non-GAAP adjustments:
Depreciation (1)	21	8	65	24
Intangible amortization expense (2)	1,423	1,001	3,896	3,003
Inventory step-up expense (3)	470	1,324	1,470	3,673
Stock-based compensation (4)	3,309	1,092	6,295	4,388
Severance expense (5)	—	—	—	335
Acquisition/divestiture-related costs (6)	—	190	—	574
Release of deferred tax asset valuation allowance (7)	(12,892)	—	(12,892)	—
Total non-GAAP adjustments	(7,669)	3,615	(1,166)	11,997
Income tax effect of non-GAAP adjustments (8)	11,074	205	11,880	495
Total non-GAAP adjustments	(18,743)	3,410	(13,046)	11,502
Non-GAAP Net income	$16,506	$1,483	$35,335	$5,418

Weighted average number of common shares outstanding, basic	28,661	26,893	27,855	26,891
Weighted average number of common shares outstanding, diluted	33,264	31,137	32,740	31,014

GAAP income (loss) per share - Basic	$1.23	$(0.07)	$1.74	$(0.23)
Non-GAAP adjustments	(0.65)	0.13	(0.47)	0.43
Non-GAAP earnings per share - Basic	$0.58	$0.06	$1.27	$0.20

GAAP income (loss) per share - Diluted	$1.06	(0.07)	$1.48	$(0.23)
Non-GAAP adjustments	(0.56)	0.11	(0.40)	0.37
Non-GAAP earnings per share - Diluted	$0.50	$0.04	$1.08	$0.14

(1)Represents depreciation expense related to our property and equipment.
(2)Intangible amortization expenses are associated with the Company's intellectual property rights related to INCRELEX®, HEMANGEOL®, GALZIN®, PKU GOLIKE®, IMPAVIDO®, Carglumic Acid, Betaine Anhydrous and Nitisinone.
(3)During the three and nine months ended September 30, 2026, the Company recognized in cost of sales $470 and $1,470, respectively, compared to $1,324 and $3,673 during the three and nine ended September 30, 2025, respectively, for inventory step-up expense primarily attributable to the HEMANGEOL® inventory revalued in connection with the product acquisition in the 2026 periods, and the INCRELEX® inventory revalued in connection with this product acquisition in the 2025 periods.
(4)Represents stock-based compensation expense associated with the Company's stock option, restricted stock unit and performance stock unit grants to employees and non-employee directors and the Company's employee share purchase plan.
(5)Represents severance and benefit expenses associated with role redundancy within commercial operations during the first quarter of 2025.
(6)Represents legal expense and other divestiture-related costs associated with the out-licensing of the INCRELEX® commercial rights in territories outside of the U.S.
(7)Represents the amount of income tax benefit related to the reversal of previously recorded valuation allowances on our federal and state deferred tax assets.
(8)Income tax adjustments on pre-tax non-GAAP adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the effective income tax rate for the period.

Eton Pharmaceuticals, Inc.
Third Quarter 2026 GAAP to Non-GAAP Net Income (Loss) Reconciliation
(in thousands)
(Unaudited)

Third Quarter 2026	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock-Based Compensation	Severance Expense	Acquisition/ Divestiture Related Costs	Non-GAAP
Cost of sales	$13,624	(1,423)	(470)	—	—	—	$11,731
Research and development	5,271	—	—	(75)	—	—	5,196
General and administrative	16,017	(21)	—	(3,234)	—	—	12,762

Third Quarter 2025
Cost of sales	$14,604	(1,001)	(1,324)	—	—	—	$12,279
Research and development	1,112	—	—	(38)	—	—	1,074
General and administrative	8,106	(8)	—	(1,054)	—	(190)	6,854

Third Quarter YTD 2026	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock-Based Compensation	Severance Expense	Acquisition/ Divestiture Related Costs	Non-GAAP
Cost of sales	$35,331	(3,896)	(1,470)	—	—	—	$29,965
Research and development	8,139	—	—	(174)	—	—	7,965
General and administrative	38,089	(65)	—	(6,121)	—	—	31,903

Third Quarter YTD 2025
Cost of sales	$29,029	(3,003)	(3,673)	—	—	—	$22,353
Research and development	5,985	—	—	(120)	—	—	5,865
General and administrative	26,963	(24)	—	(4,268)	(335)	(574)	21,762